EXHIBIT 8(g)(2)

Form of Notice Pursuant to Schedule C of Participation Agreement

(Franklin Templeton)

FORM OF NOTICE PURSUANT TO SCHEDULE C OF PARTICIPATION AGREEMENT

To:	General Counsel c/o
Linda Lai (Llai@frk.com;) or Kevin Kirchoff (kkircho@frk.com)
Fax: 650 525-7059
Franklin Templeton Investments
1 Franklin Parkway,
Bldg. 920, 2nd Floor
San Mateo, CA 94402

With respect to the following agreement(s) (collectively, the “Agreement”)

(please reproduce and complete table for multiple agreements):

Date of Participation Agreement:	May 1, 2004

Insurance Company(ies):	Transamerica Financial Life Insurance Company

Insurance Company Distributor(s):	Transamerica Capital, Inc.

As provided by Schedule C of the Agreement, this Notice proposes to Franklin Templeton Variable Insurance Products Trust, and Franklin/Templeton Distributors, Inc. the addition as of the offering date(s) listed below of the following Portfolios as additional investment options listed on Schedule C:

Names and Classes of Shares of Additional Portfolios	Offering Date(s)
Listing of current classes for your reference:
Class 1 (no 12b-1 fee);
Class 2 (12b-1 fee of 25 bps); or
Class 4 (12b-1 fee of 35 bps).
Franklin Templeton VIP Founding Funds Allocation Fund – Class 4	November 1, 2008

Name and title of authorized person of insurance company: Kathy Mullarkey

Contact Information: Transamerica Asset Management, Inc., 570 Carillon Parkway, St. Petersburg, FL 33716

Phone: (727) 557-3749